Exhibit 99.1

Soluna Holdings Announces Third Quarter 2021 Financial Results and
October Site Level Financials

Exceeds Hashrate Target with October up 153% over September

Annualized Cash Contribution Run Rate Exceeds $17.3 million

ALBANY, N.Y., November 11, 2021 -- Soluna Holdings, Inc. (formerly Mechanical Technology), (NASDAQ:SLNH), a cryptocurrency mining business powered by renewable energy, and the parent company of MTI Instruments, Inc. (“MTI Instruments”), a test and measurement instruments and systems business, announced today its third quarter 2021 financial results and October site level financials.

Michael Toporek, CEO of Soluna stated, “We continue to rapidly scale our facilities as we energize our data centers to hit our 50MW target by year end and drive to over 1 Exahash in the next several months. We are proud of our team’s solid execution and with the Soluna acquisition complete, we expect our momentum to increase. Watch us scale.”

Soluna’s Chief Financial Officer, Jessica Thomas commented, “The strong third quarter results clearly reflect the continued positive trends we are seeing in the overall growth of the business. Our revenue and cash contribution continues to grow nicely each quarter. Revenue grew by 53.6% sequentially from the second quarter, and annualized cash contribution from our computing segment was about $17.3 million With our strengthened balance sheet we are strongly positioned for continued growth.”

Third Quarter 2021 Financial Highlights:

For the third quarter ended September 30, 2021, revenues were $5.1 million, a 54% increase of $1.8M compared to $3.3 million in the prior year quarter. The increase in revenue was driven by the continued ramp of cryptocurrency line of business. Cryptocurrency revenue was $3.1 million, for the three months ended September 30, 2021, an increase of $1.4 million from the prior year quarter, and an 82% increase compared to the second quarter of 2021 of $1.7.

As of September 30, 2021, the Company reported cash of $15.8 million compared to $12 million at June 30, 2021. During the quarter, the Company raised approximately $18 million in gross proceeds from its preferred offering and an additional $2.16 million from the partial exercise of the underwriters’ over-allotment option. In October, the Company raised an additional $16.3 million in a convertible note financing further strengthening the company’s balance sheet.

EcoChain, Inc., (Re-named Soluna Computing Inc.) revenue was $3.1 million for the third quarter ended September 30, 2021, which was a $1.4 million increase compared to the prior consecutive quarter. Cost of revenue for the 2021 third quarter was $1.7 million or 55% of revenue. Capacity continued to ramp in the third quarter compared to the 2021 second quarter. The improvement is due to the continued ramp and additional hashrate on-line as facilities continue to increase the utilization. EcoChain (Soluna Computing) is positioned for additional growth in 2021 towards its stated goals of 50MW under management by the end of 2021.

EcoChain (Soluna Computing) Key Summary Highlights for October 2021:1

($ in 000s; Unaudited)	Q1 2021	Q2 2021	Q3 2021	Oct 2021
Revenue	$995	$1,657	$2,368	$2,142

Contribution Margin	$744	$1,261	$1,703	$1,444

Annualized Revenue	$3,980	$6,628	$9,472	$25,704

Annualized Contribution Margin	$2,976	$5,044	$6,812	$17,328
(1)	all numbers above exclude legacy hosting

MTI Instruments revenue was $1.9 million for the third quarter ended September 30, 2021, which was an $300 thousand increase compared to the prior quarter Q2 results. MTI Instruments product cost of sales, for the third quarter of 2021 was $661 thousand providing $1.3 million of contribution.

A presentation and corresponding video is available on the Company’s website at https://www.mechtech.com/mti-announces-quarter-three-2021-results

About Soluna Holdings, Inc. (formerly Mechanical Technology)

Soluna Holdings, Inc. formerly Mechanical Technology, develops cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. Soluna’s MTI Instruments division is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real-world applications in numerous industries. Those include manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about Soluna, please visit www.solunacomputing.com

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact Information:

Lisa Brennan
lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com